Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
EXIDE TECHNOLOGIES, et al.[1]	)	Case No. 02-11125 (KJC)
	)	(Jointly Administered)
Debtors	)
_______________________________________

OPINION ON CONFIRMATION2

BY:	KEVIN J. CAREY, UNITED STATES BANKRUPTCY JUDGE

The Debtor asks that this Court confirm its Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Plan”).3 Objections to the Plan have been filed by various parties, including, the Official Committee of Unsecured Creditors, Smith Management, LLC, HSBC Bank USA as Indenture Trustee, Enersys, Inc., and others. The

[1]	The debtors in these proceedings are: Exide Technologies, f/k/a Exide Corporation; Exide Delaware, L.L.C.; Exide Illinois, Inc.; RBD Liquidation, L.L.C.; Dixie Metals Company; and Refined Metals Corporation (For ease of reference, the debtors shall be referred to herein as the “Debtor”).

[2]	This Opinion constitutes the findings of fact and conclusions of law required by Fed.R.Bankr.P 7052. This Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 1334 and 157(a). This is a core proceeding pursuant to 28 U.S.C. 157(b)(l) and (b)(2)(L).

[3]	The plan voting and confirmation took place with respect to the Debtor’s Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Third Amended Plan”) filed on September 8, 2003 (Docket #2312). In response to some of the objections received, the Debtor filed the Debtor’s Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Fourth Amended Plan”) on October 25, 2003 (Docket # 2935), along with the Motion For Approval of Technical Modifications to the Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (Docket #2938). See 11 U.S.C. §1127(a)(A plan proponent may modify its plan before confirmation; the plan as modified becomes the plan).

The Debtor has also filed the following documents to supplement the Plan: (i) Revised Exhibit D to the Plan (Personal Injury and Wrongful Death Procedures) filed 11/12/03 (Docket #3084); (ii) Plan Supplement filed between October and December 2003 (Docket #s 2588 - 2698); (iii) First Amended Plan Supplement filed 10/25/03 (Docket #2934); (iv) Second Amended Plan Supplement filed 11/18/03 (Docket # 3146); and (v) Third Amended Plan Supplement filed 12/22/03 (Docket # 3369).

hearing to consider confirmation of the Debtor’s Plan was held on October 21, 22, 25, 27, and November 1, 6, and 12, 2003. For the reasons set forth below, I conclude that the Debtor’s Plan cannot be confirmed in its present form.

BACKGROUND

1.	The Bankruptcy Filing.

On April 15, 2002 (the “Petition Date”), Exide Technologies, f/k/a Exide Corporation, Exide Delaware, L.L.C., Exide Illinois and RBD Liquidation, L.L.C. (the “Original Debtors”) filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. On November 21, 2002, Dixie Metals Company and Refined Metals Corporation (the “Additional Debtors”) also filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. An order consolidating the cases for the Original Debtors and the Additional Debtors (collectively, the “Chapter 11 Cases”) was entered by the Court on November 29, 2002. The Debtor continues in possession of its properties and is operating and managing its businesses as a debtor and debtor in possession pursuant to §§1107(a) and 1108 of the Bankruptcy Code.

On April 29, 2002, the United States Trustee appointed the Official Committee of Unsecured Creditors (the “Creditors Committee”). On September 23, 2002, the Court entered an order appointing the Official Committee of Equity Security Holders of Exide Technologies (the “Equity Committee”).4

[4]	These Orders were entered by my predecessor, the Honorable John C. Akard. My involvement in these proceedings began in October, 2002.

2.	Summary of the Debtor’s Business.[5]

The Debtor manufactures and supplies lead acid batteries for transportation and industrial applications worldwide, with operations in Europe, North America and Asia. The Debtor’s operations outside the United States are not included in the chapter 11 proceedings. The Debtor’s transportation segment represented approximately 63% of its business in fiscal year 2003. Transportation batteries include starting, lighting and ignition batteries for cars, trucks, off-road vehicles, agricultural and construction vehicles, motorcycles, recreational vehicles, boats, and other applications. In North America, Exide is the second largest manufacturer of transportation batteries. In Europe, Exide is the largest manufacturer of transportation batteries.

The Debtor’s industrial business consists of two segments: motive power and network power. Sales of motive power batteries represented approximately 20% of the company’s net sales for fiscal year 2003. Exide is a market leader in this segment of the worldwide industrial battery market. The largest application for motive power batteries is the materials handling industry, including forklifts, electric counter balance trucks, pedestrian pallet trucks, low level order pickers, turret trucks, tow tractors, reach trucks and very narrow aisle trucks.

Sales of network power batteries represented approximately 17% of the company’s net sales for fiscal year 2003. Network power (also known as standby or stationary) batteries are used for back-up power application to ensure continuous power supply in case of main (primary) power failure.

On September 29, 2000, the Debtor acquired GNB Technologies, Inc. (“GNB”), a U.S.

[5]	The information in this subsection is taken largely from the Second Amended Disclosure Statement For Debtors’ Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Disclosure Statement”), pp. 10-15.

and Pacific Rim manufacturer of both industrial and transportation batteries, from Pacific Dunlop Limited.

3.	Prepetition and DIP Lending.

On the Petition Date, the Debtor and certain lenders (the “DIP Lenders”) entered into the Secured Super Priority Debtor in Possession Credit Agreement (the “DIP Agreement”). Also on the Petition Date, the Debtor, its foreign non-debtor affiliates and the Prepetition Lenders6 executed the Standstill Agreement and Fifth Amendment to the Credit Agreement (the “Standstill Agreement”), in which the Prepetition Lenders agreed to forbear from exercising any of their rights and remedies relating to defaults under the prepetition credit agreement against the Debtor’s non-debtor affiliates until December 18, 2003.7 The Standstill Agreement contains a cross-default provision, which provides that a default under the DIP Agreement also constitutes a default under the Standstill Agreement. On April 17, 2002, the Court approved the DIP Agreement on an interim basis, and by Order dated May 10, 2002, the DIP Agreement was approved on a final basis (the “Final DIP Order”).8

[6]	The term “Prepetition Lenders” is defined in the Plan as “those Persons party to the Prepetition Credit Facility as lenders thereunder.” The “Prepetition Credit Facility” is defined in the Plan as “that certain amended and restated credit and guarantee agreement dated September 29, 2000, as amended from time to time, among Exide and certain borrowing subsidiaries and certain guarantors and the Agent and certain other parties thereto.” Further, the term “Agent” is defined in the Plan as “Credit Suisse First Boston in its capacity as administrative agent under the Prepetition Credit Facility.”

[7]	By letter dated December 1, 2003, the Debtor’s counsel informed this Court that the December 18, 2003 deadline had been extended to March 18, 2004.

[8]	The “Final DIP Order” is defined in the Plan as “the ‘Final Order Authorizing the Debtor In Possession to Enter into Post-Petition Credit Agreement and Obtain Post-Petition Financing Pursuant to Sections 363 and 364 of the Bankruptcy Code, Providing Adequate Protection, and Granting Liens, Security Interests and Super-Priority Claims’ entered by the Bankruptcy Court on May 10, 2002.”

4.	The Creditors Committee’s Adversary Proceeding.

In the Final DIP Order, the Debtor agreed with the Prepetition Lenders not to investigate the conduct or claims of the Prepetition Lenders and waived any claims it might have against the Prepetition Lenders. Thereafter, the Creditors Committee negotiated for and obtained the right to pursue investigations of and causes of action against the Prepetition Lenders as part of the Final DIP Order. After conducting its own investigation and analysis, the Creditors Committee took the position that the estate had significant causes of action against the Prepetition Lenders and, on January 16, 2003, the Creditors Committee commenced a suit against the Prepetition Lenders in the adversary proceeding styled Official Committee of Unsecured Creditors, et al v. Credit Suisse First Boston et al. (No. 03-50134-KJC)(the “Adversary Proceeding”).9 The Adversary Proceeding alleges that, in financing the Debtor’s purchase of GNB in 2000, the Prepetition Lenders were able to obtain significant control over the Debtor, enabling the Prepetition Lenders to force the Debtor to provide them with additional collateral and to control the Debtor’s bankruptcy filing. The Adversary Proceeding complaint included counts to recharacterize part of the Prepetition Credit Facility as an equity contribution, to equitably subordinate the Prepetition Credit Facility Claims to the payment of general unsecured claims, to avoid certain transfers from the Debtor to the Prepetition Lenders as insider preference payments and/or as fraudulent transfers, to find that the Prepetition Lenders aided and abetted the Debtor’s breach of its fiduciary duties to the Debtor’s unsecured creditors, and for deepening insolvency.

[9]	Defendant, Credit Suisse First Boston, is sued individually and as administrative agent, joint lead arranger, sole book manager and class representative for a syndicate of banks and other institutions identified in the lawsuit as the Prepetition Banks. Defendant Salomon Smith Barney, Inc. is sued as the syndication agent, joint lead arranger and class representative for the Prepetition Banks.

On February 27, 2003, the Prepetition Lenders filed a motion to dismiss the Adversary Proceeding. By this Court’s Order and Memorandum dated August 21, 2003, the motion to dismiss was granted, in part, and denied, in part, so that R2 was dismissed as a party plaintiff and Count I (Recharacterization) and Count XVIII (objection to the Prepetition Lenders’ claims under §502) were dismissed.10 Other Counts were dismissed with leave to amend and the Creditors Committee filed an amended complaint on September 4, 2003 (the “Amended Complaint”).11 Discovery was limited during the pendency of the Prepetition Lenders’ motion to dismiss and, although intense discovery activity took place prior to the confirmation hearing, the Creditors Committee argues that yet more discovery is necessary in connection with claims raised in the Adversary Proceeding.

5.	The Debtor’s Plan.

On September 8, 2003, the Debtor filed the Second Amended Disclosure Statement for

[10]	Count XVIII was dismissed due to the fact that the Prepetition Lenders had not yet filed any proof of claim. The Prepetition Lenders have since filed a proof of claim and the Amended Complaint contains a count objecting to this claim.

On the eve of confirmation, the Prepetition Lenders filed a Bankruptcy Rule 3018 Motion, requesting temporary allowance of their claim for purposes of plan voting (Docket # 2840)(the “3018 Motion”), which was opposed by various parties, including the Creditors Committee. Ultimately, the 3018 Motion was granted and the Prepetition Lenders were permitted to vote their claim in favor of the Plan (Docket #3169). This was the only impaired class that voted affirmatively to accept the Debtor’s Plan. See 11 U.S.C. §§1129(a)(10), (b)(l).

[11]	The Court’s decision is reported at Official Comm. of Unsecured Creditors v. Credit Suisse First Boston (In re Exide Technologies, Inc.), 299 B.R. 732 (Bankr.D.Del. 2003). Subsequently, the parties to the Adversary Proceeding submitted a certification and proposed order in the adversary case (Docket #104), reflecting their agreement that the August 21, 2003 Memorandum incorrectly stated that Amalgamated Gadget, L.P. (an R2 affiliate) sits on the Equity Committee and requesting, pursuant to Fed.R.Civ.P. 60(a) and Fed.R.Bankr.P. 9024, modification of the Memorandum to reflect this. The assertion by the Creditors Committee of this “fact” in its papers responding to the defendants’ motion to dismiss was not contested by the defendants. I decline to amend formally the August 21, 2003 Memorandum, but wish to note here the parties’ agreement on the subject. Even assuming that what the parties now agree is true, it had no bearing on the outcome of the motion to dismiss.

the Debtor’s Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Disclosure Statement”) and the Third Amended Plan. On September 10, 2003, this Court entered the Order (A) Approving the Debtor’s Disclosure Statement; (B) Scheduling a Hearing to Confirm the Plan; (C) Establishing A Deadline for Objecting to the Debtor’s Plan; (D) Approving Form of Ballots, Voting Deadline and Solicitation Procedures; and (E) Approving Form and Manner of Notices (the “Disclosure Statement Order”). The Disclosure Statement Order, among other things, approved the Disclosure Statement and authorized the Debtor to solicit acceptances of the Plan.

The Plan summarized its classification and treatment of claims and equity interests as follows:

Summary of Classification and Treatment of Claims and Equity Interests: Exide12

Class	Claim	Status	Voting Right
P1	Other Priority Claims	Unimpaired	Deemed to Accept
P2	Other Secured Claims	Unimpaired	Deemed to Accept
P3	Prepetition Credit Facility Claims	Impaired	Entitled to vote
P4	General Unsecured Claims	Impaired	Entitled to vote
P5	2.9% Convertible Note Claims	Impaired	Deemed to reject
P6	Equity Interests	Impaired	Deemed to reject

[12]	“Exide” is defined in the Plan as Exide Technologies, f/k/a Exide Corporation, a Delaware corporation

Summary of Classification and Treatment of Claims and Equity Interests: Subsidiary Debtor13

Class	Claim	Status	Voting Right
S1	Other Priority Claims	Unimpaired	Deemed to Accept
S2	Other Secured Claims	Unimpaired	Deemed to Accept
S3	Prepetition Credit Facility Claims	Impaired	Entitled to vote
S4	General Unsecured Claims	Impaired	Deemed to Reject
P5	Equity Interests	Impaired	Deemed to reject

See Plan, Section III. A. 1.

The Plan provides holders of Prepetition Credit Facility Claims with two options for treatment. Prepetition Lenders who select “Election A” receive a combination of a Pro Rata share of New Exide Preferred Stock and a Pro Rata distribution in cash, all calculated as described more in Section III.B.3 of the Plan. Prepetition Lenders who select “Election B” receive a Pro Rata share of the “Class P3 Election B Distribution,” which includes New Exide Preferred Stock as calculated and as described more fully in Section III.B.3 of the Plan. Each election provides for different treatment of the Prepetition Lenders’ Prepetition Foreign Secured Claims (i.e., prepetition credit facility claims as to which any of the “Foreign Subsidiary Borrowers” are obligors).

The Plan also splits Exide’s General Unsecured Claims (Class P-4) into two subclasses for purposes of distribution.14 Class P4-A consists of Non-Noteholder General Unsecured

[13]	“Subsidiary Debtor” is defined in the Plan as “Exide Delaware, Exide Illinois, RBD Liquidation, Dixie Metals and Refined Metals.”

[14]	The holders of the 2.9% Convertible Notes are unsecured creditors, but the Debtor classified those creditors separately and provided for no distribution to that class (Class P5) because the 2.9% Convertible Notes are subordinated to the 10% Senior Notes. Various holders of the 2.9% Convertible Notes have objected to confirmation of the Plan based, in part, upon the separate classification. These

Claims and Class P4-B consists of 10% Senior Note Claims.15 The Plan provides that Class P4- A, the General Unsecured Claims, will receive a Pro Rata distribution of the Class P4-A Cash Pool. The Class P4-A Cash Pool consists of cash in the amount of $4.4 million. The Debtor projects claims in this class to be in the approximate amount of $322.5 million, resulting in a projected recovery of 1.4%.16 See Disclosure Statement, p. 4. The Plan provides that Class P4-B, the 10% Senior Noteholders, will receive, in part, a Pro Rata distribution of New Exide Common Stock. There are approximately $300 million in claims in Class P4-B, and the Debtor values the common stock distribution in the amount of $4.1 million, so that the subclasses of Class P-4 are to receive an equivalent recovery of 1.4% of their claims. See Disclosure Statement, pp. 4-6.

6.	Objections to the Plan.

The Debtor received more than twenty-five responses and objections to the Plan. At the hearing on November 6, 2003, the Debtor presented the Court with a report describing which objections were withdrawn, resolved or still pending. At this time, the objections that remain are those filed by the United States Trustee, Enersys, Inc., Bank of New York, the Official Committee of Unsecured Creditors, Smith Management, LLC, HSBC Bank USA as Indenture Trustee, the Official Committee of Equity Security Holders, and the United States Environmental Protection Agency (to the extent it supports the Creditors Committee’s position arguing that the proposed “settlement” payment being offered to unsecured creditors is unfair).17 objections are discussed later in this Opinion.

[15]	There is no similar split of Class S4 claims, which are all in one group known as General Unsecured Claims.

[16]	The Plan provides that the amount of the cash pool may decrease if the aggregate amount of Allowed Class P4-A claims is less than the amount estimated in the Disclosure Statement, to keep equivalent the Pro Rata recovery for the Class P4 subclasses.

[17]	The Debtor’s November 6, 2003 report of outstanding Plan objections notes that the Debtor has resolved the objection filed by Antoine Dodd and Certain Other Lead Contaminated Child Claimants by the insertion of certain language in the proposed confirmation order. The Debtor nonetheless offers argument in its brief that all personal injury/wrongful death claimants should be denied any right to punitive damages. In light of the disposition of the Debtor’s present proposed Plan, I do not address this issue.

7.	Plan Voting.

On November 20, 2003, the Amended Declaration Of Voting Agent Regarding Tabulation of Votes In Connection with Debtor’s Third Amended Joint Plan Of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Plan Voting Report”) was filed. The Plan Voting Report showed that more than 90% in number and amount of the votes received by the Prepetition Credit Facility Claims (Class P3/S3) voted in favor of the Plan, while 71.82% in number and 96.14% in claim amount of the aggregate General Unsecured Claims (Class P4) voted against the Plan. The voting is summarized as follows:

Impaired Class and Description	# votes counted	# and % accept	# and % reject	amount and % accepting	amount and % rejecting
Class P3/S3 Prepetition Credit Facility Claims	54	51 (94.44%)	3 (5.56%)	$602,549,235. (97.70%)	$14,189,921.11 (2.30%)
Class P4 General Unsecured Claims, Aggregate[18]	2179	614 (28.18%)	1565 (71.82%)	$18,744,534.77 (3.86%)	$466,759.34 (96.14%)[19]
Class P4-A General Unsecured Claims[20]	1612	467 (28.97%)	1145 (71.03%)	$9,822,205.77 (2.26%)	$424,636,302.34 (97.74%)
Class P4-B General Unsecured Claims[21]	567	147 (25.93%)	420 (74.07%)	$8,922,329.00 (17.48%)	$42,123,000.00 (82.52%)

[18]	The Voting Agent did not tabulate 223 deficient ballots according to tabulation procedures set forth in the Soliciation Order.

[19]	This percentage does not exclude claims to which objections were raised. When those claims are removed, 82.57% of Class P4 voted to reject the Plan.

[20]	P4-A represents ballots cast by unsecured creditors whose claims are not derived from publicly traded securities.

[21]	P4-B represents Beneficial Holder ballots cast in connection with publicly traded securities.

The Voting Report clearly shows that Class P3 (Prepetition Credit Facility Claims) voted overwhelmingly in favor of the Plan, while Class P4 (General Unsecured Claims) voted overwhelmingly against the Plan (regardless of how General Unsecured Claims are grouped).

DISCUSSION

1.	Plan Confirmation Requirements and Remaining Objections.

The requirements for confirmation are set forth in §1129 of the Bankruptcy Code. The plan proponent bears the burden of establishing the plan’s compliance with each of the requirements set forth in §1129(a), while the objecting parties bear the burden of producing evidence to support their objections. Matter of Genesis Health Ventures, Inc., 266 B.R. 591, 598-99 (Bankr.D.Del. 2001); Matter of Greate Bay Hotel & Casino, Inc., 251 B.R. 213, 221 (Bankr.D.N.J. 2000)(citations omitted). In a case such as this one, in which an impaired class does not vote to accept the plan, the plan proponent must also show that the plan meets the additional requirements of §1129(b), including the requirements that the plan does not unfairly discriminate against dissenting classes and the treatment of the dissenting classes is fair and equitable. Id.

The chief issues raised in the remaining objections to the Debtor’s Plan include the following:

(i)	whether the Plan was proposed by self-interested management for the purpose of maximizing value and benefits to the Prepetition Lenders, who, it is alleged, will receive in excess of the full value of their claims, at the expense of the unsecured creditors, thereby violating §1129(a)(3), (b)(l) and (b)(2);

(ii)	whether the Plan’s proposed settlement of the Creditors Committee’s Adversary Proceeding fails to comply with the applicable provisions of the Bankruptcy Code and was not proposed in good faith, thereby violating §1129(a)(l), (a)(3), (b)(l) and(b)(2);

(iii)	whether the proposed post-confirmation release and injunction provisions in the Plan violate applicable bankruptcy law, thereby violating §1129(a)(2); and

(iv)	whether the Plan discriminates unfairly in its treatment of unsecured creditors, thereby violating §1129(a)(2) and 1129(b)(l) and (b)(2).

Because the parties’ competing views of Exide’s enterprise value permeate all of these issues, I first consider valuation.

2.	The Debtor’s Enterprise Valuation.

The Debtor and the Creditors Committee each offered their own expert to testify about the Debtor’s enterprise value. The Debtor presented the expert testimony and valuation analysis of Arthur B. Newman (“Newman”), a senior managing director and founding partner of the Restructuring and Reorganization Group of The Blackstone Group, L.P. (“Blackstone”), who has over 38 years of experience in the merger and acquisitions market for restructuring companies. The Creditors Committee presented the expert testimony and analysis of William Q. Derrough (“Derrough”), a managing director and co-head of the Recapitalization and Restructuring Group of Jefferies & Company, Inc. (“Jefferies”), who also was qualified as an expert based upon his experience in numerous restructuring, financings, and merger and acquisition transactions.22

[22]	Initially, the Creditors Committee also designated as an expert in valuation Masroor Siddiqui of Jefferies. Mr. Siddiqui was deposed, but was not called to testify at trial, the expert designation having been “withdrawn” by the Creditors Committee. The Debtor, largely through its cross-examination of Derrough, highlighted conflicts between the views of the Jefferies brethern, to which I give little weight, the exercise having proved primarily that the Creditors’ Committee was perhaps mistaken in its initial designation of Mr. Siddiqui.

Both experts used the same three methods to determine the Debtor’s value: (i) comparable company analysis; (ii) comparable transaction analysis; and (iii) discounted cash flow. However, the end results of their valuations were far from similar. Newman, the Debtor’s expert, set the Debtor’s value in a range between $950 million and $1.050 billion, while Derrough, the Creditors Committee’s expert, set the value in a range between $1.478 billion and $1.711 billion.23 It becomes necessary, therefore, to delve deeper in the parties’ respective approaches to valuation, so that the court may make its own determination.

The Debtor argues that its expert used a “market-based approach” to valuation that determines value on a going concern basis by analyzing the price that could be realized for a debtor’s assets in a realistic framework, assuming a willing seller and a willing buyer. Travelers Int’l AG v. Transworld Airlines, Inc. (In re Transworld Airlines, Inc.), 134 F.3d 188, 193-94 (3d Cir. 1998). The Debtor claims that Newman’s application of the valuation methods in this case “reflects the manner in which he believes real world purchasers will view the Company.” Debtor’s Post-Trial Brief in Support of Confirmation (Docket #3092), p. 3-4. The Debtor also

[23]	The parties also disagree about the “hurdle” amount, i.e., the amount that the Debtor must be worth to enable it to pay all secured, administrative and priority claims and have some value left to distribute to the unsecured creditors. The Creditors Committee used a hurdle amount of $1.190 billion based upon Exhibit C to the Debtor’s Disclosure Statement See Ex. C-152, Expert Valuation Report by Jefferies & Company, Inc. (the “Derrough Report”), p. 13. At the confirmation hearing, the Debtor argued that its expert had “updated” the hurdle amount and set it at $1.285 billion. See Ex. D-64, Expert Report of Arthur B. Newman (the “Newman Report”), p. 29.

argues that Newman’s value is confirmed by the “private equity process” conducted by the Debtor during the chapter 11 case, during which offers were solicited from potential purchasers, including private equity firms and one strategic buyer. The Debtor claims that the process fixed the total enterprise value of the Debtor in a range of $782 million and $950 million. See The Newman Report, pp. 6, 17-18.24

The Creditors Committee, on the other hand, argues that the most accurate way to determine the enterprise value of a debtor corporation is by the straight-forward application of the three standard valuation methodologies. To support its position, the Creditors Committee presented expert testimony of Professor Edith Hotchkiss (“Hotchkiss”), a professor of finance at Boston College who, in addition to teaching the topic of how to value companies, has performed research and written articles specifically related to valuation of companies in bankruptcy.25 Hotchkiss agreed with the Creditors Committee’s argument in favor of objective application of

[24]	The “private equity process” was conducted by Newman’s employer, Blackstone, for the purpose of raising $2 to $3 million in cash in exchange for some percentage investment in the reorganized Exide. (Tr. 10/22/03, p. 212). Blackstone approached approximately 75 equity firms, 35 of which signed confidentiality agreements and received the offering memorandum and financial information, and seven of which submitted expressions of interest in March 2003. (Tr. 10/22/03, pp. 214-15). Three participants then performed extensive due diligence and submitted second round bids in late June 2003. (Tr. 10/22/03, pp. 215-16). Blackstone informed the participating parties the Debtor was unlikely to consider seriously offers in which the enterprise value of the Debtor was considered to be under $900 million. (Tr. 10/22/03, p. 215) However, the enterprise value was set by the highest second round bid at approximately $950 million, with the other two bids under $900 million. (Tr. 10/22/03, p. 216). A subsequent round of telephone calls to the lower bidders did not generate any interest in continuing the process to attempt to increase the bids. (Tr. 10/22/03, pp. 218-19). At this point, the private equity process was terminated, partially due to the fact that only one party seemed interested in bidding more than $900 million, and partially due to the fact that the Prepetition Lenders’ Steering Committee had expressed a willingness to convert the entire bank debt, including the domestic and European debt, to equity. (Id.) Newman testified that he did not believe that a subsequent auction would have generated a higher offer. (Tr. 10/22/03 at pp. 203, 219).

[25]	See Stuart C. Gilson, Edith S. Hotchkiss & Richard S. Ruback, Valuation of Bankruptcy Firms, 13-1 REV. OF FIN. STUD. 43 (2000).

the valuation methods, and opined that although determining the “inputs” for the methods of valuation tends to involve some subjectivity (e.g., choosing the comparable companies or transactions), the mechanics of the calculating value based upon standard methods should not. Tr. 10/25/03, pp. 120-21. Hotchkiss noted that, in this case, the input information chosen by the experts was not significantly different; what caused the variance was that Newman made a subjective determination to reduce further the multiples determined from the input information prior to applying the valuation formula. Tr. 10/25/03, pp. 121-25.

The Creditors Committee argues, too, that Hotchkiss’ research also supports its argument that the Debtor has undervalued the company. In her research, Hotchkiss compared the value of chapter 11 debtor companies prior to confirmation, which she determined by applying the valuation methods to the cash flows in the Debtor’s disclosure statements, to the market price of the debtor companies after exiting chapter 11. Tr. 10/25/03, p. 113. Her research showed that, in some cases, the debtors’ disclosure statement cash flows were significantly overvaluing or undervaluing the debtors and, from those findings, she extrapolated certain factors that tended to predict when debtors were being overvalued or undervalued. Tr. 10/25/03, pp. 115-16. She noted that plans providing management and/or senior creditors with the majority of stock or options in the reorganized company (as in the Debtor’s Plan) is a strong indicator that the company is being undervalued, resulting in a windfall for management and the senior creditors.26

[26]	The Creditors Committee also relies upon the testimony of John Craig, President and CEO of Enersys, Inc. (“Enersys”), to support its argument that the Debtor’s enterprise value has been significantly undervalued. Mr. Craig testified that he sent a letter to Craig Mulhauser of Exide on August 28, 2003 expressing his interest on behalf of Enersys to acquire Exide’s transportation division for $950 million. Tr. 10/22/03, pp. 146, 154; See Ex. D-57 (Ex. A thereto). However, I can afford little weight to this. First, the August 28, 2003 letter itself states that it is a “nonbinding” “expression of interest.” See Ex. D-57 (Ex. “A” thereto). Second, Mr. Craig admitted that he had not determined whether Enersys’s Tr. 10/25/03, p. 116-17.

A determination of the Debtor’s value directly impacts the issues of whether the proposed plan is “fair and equitable,” as required by 11 U.S.C. § 1129(b). Section 1129(b)(2) sets forth the “absolute priority rule,” applicable to unsecured creditors, which provides that a plan may be confirmed despite rejection by a class of unsecured creditors if the plan does not offer a junior claimant any property before each unsecured claims receives full satisfaction of its allowed claim. 11 U.S.C. §1129(b)(2)(B)(ii); Genesis Health Ventures, 266 B.R. at 612. Courts have decided that “a corollary of the absolute priority rule is that a senior class cannot receive more than full compensation for its claims.” Id. citing In re MCorp Financial, Inc., 137 B.R. 219, 225 (Bankr.S.D.Tex. 1992). The Creditors Committee argues that the Debtor’s expert has undervalued the company and that the Plan will result in paying the Prepetition Lenders more than 100% of their claims to the detriment of the unsecured creditors. The Debtor, on the other hand, argues that the Creditors Committee’s expert has overvalued the company and that the Plan is fair and equitable in its treatment of unsecured creditors. The following is a detailed review of the competing experts’ valuation reports, keeping in mind each side’s incentive to either overvalue or undervalue the Debtor.

A.	Comparable Company Analysis.

The key components of a comparable company analysis are the Debtor’s EBITDA (i.e.,

interest included taking on the environmental liabilities, pension liabilities and an allocation of shared services with the industrial division. Tr. 10/22/03, pp. 198-200. Third, the Debtor and Enersys are embroiled in a vigorously contested dispute about whether the Debtor may reject a valuable intellectual property license now used by Enersys. While Enersys’s interest in acquiring Exide’s transportation business may be genuine, the timing of the “expression of interest” — after the Debtor filed its Disclosure Statement and Enersys was aware that the Debtor’s valuation was in dispute — may be considered suspect. Tr. 10/22/03, p. 181.

earnings before interest, taxes, depreciation and amortization) and the selection of an appropriate multiple to apply to the EBITDA to arrive at enterprise value. The appropriate multiple is determined by comparing the enterprise value of comparable publicly traded companies to their trailing twelve months EBITDA.27 A subjective assessment is required to select the comparable companies and, here, the parties argue about which comparable companies are more appropriate to use.

However, as pointed out by the Creditors Committee, regardless of the comparables used, both experts arrived at similar EBITDA multiples, with Newman at 7.2x and Derrough at 7.7x. However, Newman then reduced his multiple to a range between 5.0x and 6.0x, because he determined that his comparable for the Debtor’s industrial division (C&D Technologies) should be given less weight. The Debtor also argues that Newman’s reduced multiple is more in line with the implied EBITDA multiples that can be derived from the Debtor’s private equity process. See, Newman Report, p. 18.

The experts significantly differed on their choice of the data to use for the Debtor’s EBITDAR.28 Newman used the EBITDAR for the twelve months ending June 30, 2003, ($179.4 million) as set forth in the Debtor’s revised five-year plan prepared in October 2003 (Ex. D-18) Newman explained that using the “historical” EBITDAR is appropriate in this case since it is the latest date for which actual EBITDAR is available for both the Debtor and the comparable companies. Derrough, however, used the EBITDAR based on projected earnings for the trailing

[27]	Exide is held publicly, but was delisted by the New York Stock Exchange sometime around February 2002. (Tr. 10/21/03, p. 187).

[28]	For the Debtor, EBITDAR is used to add “restructuring charges” to the metric.

twelve months ending December 31, 2003 ($196 million). Derrough’s figure is based upon the Debtor’s business plan that was prepared in December 2002 because he did not have access to the revised October 2003 business plan.

Hotchkiss testified that a comparable company analysis for companies emerging from chapter 11 should use the first year’s projected EBITDAR because the historical EBITDAR does not reflect any of the benefits from the debtor’s restructuring. (Tr. 10/25/03, p. 125), which results in understating value. Id. Derrough’s use of the December 31, 2003 figure uses half historical and half projected EBITDAR, so it is an arguably more conservative approach than that suggested by Hotchkiss. Tr. 10/25/03, p. 128.

In determining the Debtor’s value for purposes of deciding whether the Debtor’s Plan is fair and equitable, it is appropriate to include the benefit of the Debtor’s restructuring. Part of the purpose of this exercise is to determine whether the Debtor’s intent to give common stock to the Prepetition Lenders results in paying the Prepetition Lender more than 100% of the value of their claims. This requires a forward-looking valuation and I conclude that it is appropriate to use projected, rather than historic, EBITDAR.29 Because the Debtor has revised its projections, the most appropriate EBITDAR to use would be for the trailing twelve months ending December 31, 2003 as set forth in the October 2003 business plan ($188.2 million).

[29]	See also Peter V. Pantaleo and Barry W. Ridings, Reorganization Value, 51 BUS.LAW. 419, 437 (1996)(“[V]aluations based on comparable company analysis are “backward looking” in that they generally rely on historical information about earnings or cash flow in order to determine value. If history is not a reliable guide to future performance — and, arguably, in many reorganizations, it is not — then relying on past earnings to determine value is problematic as a matter of economic theory”). While applying a current market multiple against several years of forecasted EBITDA can result in overvaluation (See Id. at 426), use of the trailing twelve months ending December 31, 2003 in the revised projections does not reach so far into the future so as to detract from its reliability.

Based on the foregoing comparable company analyses, Newman determined that the Debtor’s enterprise value was a range between $897 million to $1.076 billion, while Derrough determined that the Debtor’s enterprise value was $1.515 billion.30 However, because I find that it is appropriate to calculate value based upon the EBITDAR for the trailing twelve months ending December 31, 2003 ($188.2 million), and the appropriate multiple is between 7.2 (the multiple calculated by Newman before subjectively reducing it) and 7.7x (Derrough’s multiple), the comparable company value should be in the range between $1.355 billion (using 7.2x) and $1.449 billion (using 7.7x).

B.	Comparable Transaction Analysis.

The comparable transaction analysis is similar to the comparable company analysis in that an EBITDA multiple is determined from recent merger and acquisition transactions in the automotive and industrial battery industries and that multiple is then applied to the appropriate trailing twelve months of the Debtor. Newman calculated multiples for two transactions that took place in 2002 (6.0x and 7.2x) and set his multiple in a range of 5.5x to 6.0x, after adjusting the comparable transaction multiples due to his knowledge of the companies involved in the 2002 transactions and his opinion that a similar strategic acquisition was not likely for the Debtor because of antitrust concerns. See The Newman Report, pp. 11, 26. Derrough, on the other hand, looked at more than a dozen merger and acquisition transactions occurring between May 1998

[30]	Derrough’s comparable company analysis provided a range between $1.427 billion and 1.537 billion. However, his valuation range was based upon analysis of the Debtor’s EBITDAR (7.7x), EBITR (earnings before interest, taxes and restructuring charges)(12.8x), and FCF (free cash flow, which was defined as EBITDAR minus capital expenditures)(l 1.6x). Because Newman’s report used only EBITDAR and because Derrough’s EBITDAR value falls in the middle of his comparable company analysis, I have compared only the experts’ EBITDAR analysis.

and November 2002 to derive an EBITDA multiple of 7.0x. However, Derrough’s “comparable transactions” for 1998 and 1999 probably are not useful in this matter since the experts agreed that the market had changed considerably since 2000. (See Tr. 10/22/03, pp. 234-35 (Newman); Tr. 10/25/03, pp. 138-39 (Hotchkiss); Tr. 10/25/03, pp. 308-09 (Derrough)).

Therefore, for the reasons discussed above regarding the comparable company analysis, a straightforward application of the multiple derived from Newman’s comparable transactions before his adjustment should be applied here. The Committee argues that a proper weighting of the multiples derived from Newman’s 2002 transactions would result in a multiple of approximately 6.4x. See Creditors Committee Post-trial Brief, p. 15.

As in the comparable company analysis, Newman then applied his multiple to the Debtor’s revised latest twelve months ending June 30, 2003 ($179.4 million), while Derrough applied his multiple to the Debtor’s trailing twelve months ending December 31, 2003 ($196 million) as set forth in the December 2002 five-year plan. Also, for the reasons discussed in the comparable company analysis above, I have concluded that the trailing twelve months ending December 31, 2003, as updated in October 2003 plan, should be used ($188.2 million). Applying the 6.4x EBITDA multiple to the trailing twelve months ending December 31, 2003 results in a valuation of $1.204 billion.

C.	Discounted Cash Flow.

The experts’ valuations based on a discounted cash flow analysis differed greatly, with Newman calculating value in a range between $1.023 and $1.254 billion and Derrough calculating value in a range between $1.583 and 1.837 billion. Derrough applied the discounted cash flow analysis in a straight-forward manner (see Tr. 10/25/03, pp. 135-36 (Hotchkiss)), while

Newman adjusted his formula based upon his “market-based approach” to valuation to account for the manner in which he believed prospective purchasers would view the Debtor.

The discounted cash flow (“DCF”) analysis has been described as a “forward-looking” method that “measure[s] value by forecasting a firms’ ability to generate cash.” Pantaleo, supra. n. 29, at 427. DCF is calculated by adding together (i) the present value of the company’s projected distributable cash flows (i.e., cash flows available to all investors) during the forecast period, and (ii) the present value of the company’s terminal value (i.e., value of the firm at the end of the forecast period). In this case, the experts relied on the Debtor’s projected cash flows for the fiscal years ending March 31, 2004 through March 31, 2008, as set forth in the Debtor’s five-year business plans.31 The DCF factors which the parties dispute are (1) the discount rate; and (2) the multiple used to calculate terminal value. See, generally, 7 COLLIER ON BANKRUPTCY ¶1129.06[2][a][ii] (15th ed. rev. 2003).

Newman used a discount rate in the range of 15% to 17%, while Derrough used a discount rate in the range of 10.5% and 11.5%. Both experts relied on a weighted average cost of capital (the “WACC”) to determine the discount rate, which is based upon a combined rate of the cost of debt capital and the cost of equity capital. In determining the cost of equity, Derrough used the generally accepted method known as the capital asset pricing model or “CAPM.”32

[31]	Again, it appears that Newman used the Debtor’s most recent business plan prepared in October 2003, while Derrough used the older business plan provided by the Debtor in its Disclosure Statement.

[32]	CAPM is a formula that was developed to calculate the cost of equity capital. Pantaleo, supra n. 29, at 433 n. 52. “While there are other models to determine equity, CAPM is probably the most widely used.” Id. The CAPM formula is:

Cost of Equity = R(f) + (Beta x [R(m) - R(f)])

Where: R(f)    =    risk free rate

    Beta    =    beta of the target’s equity security

Newman, however, chose not to use CAPM because he noted that CAPM can be inaccurate when applied to company that is not publicly traded. Tr. 10/22/03, pp. 236-38. See also Tr. 10/27/03, pp. 86-87 (Pfieffer agreeing). However, in such cases, comparable companies are used to determine the “beta” for a CAPM valuation (see Tr. 10/25/03, pp. 212-13 (Derrough)), but Newman felt that comparable companies are inappropriate in this instance because the Debtor is emerging from chapter 11 and will face substantial risk in executing its five-year projected business plan. See Tr. 10/22/03, pp. 238-39.

Therefore, Newman determined cost of equity based upon information showing the rate of return on equity that a prospective purchase would demand. Based upon the private equity process (and, the Debtor argues, supported by the testimony of John Craig of Enersys, Inc), Newman used a cost of equity between 20% and 30%; while the standard CAPM method employed by Derrough resulted in a cost of equity between 13.6% and 14.6%.33

Furthermore, in calculating WACC, Newman determined the cost of debt at 7.5%, while Derrough’s calculation resulted in a cost of debt at 5.9%. The Debtor’s own five-year plan assumes a cost of debt at 6.2%. (Tr. 10/22/03, pp. 322-23).

R(m)    =    expected return on a market portfolio consisting of a large number of diversified stocks

Id.	“This formula, in essence, provides that a firm’s cost of equity is equal to the sum of the risk-free rate of return plus a risk premium (i.e., a return above the risk free rate). The risk premium for the firm is calculated by multiplying the risk premium that the equity market generally must pay to attract investors by the firm’s “beta,” which. . . reflects the risk associated with an equity investment in the firm relative to the risk of an investment in the equity market as a whole.” Id. at 433-34. “For companies that are not publicly traded — including most Chapter 11 debtors — the only way to measure beta is by reference to comparable companies.” Id. at 435.

[33]	The Creditors Committee points out that the Derrough’s only departure from the “textbook” CAPM calculation was to include a risk premium of 1-2% to increase the cost of equity. This actually reduced his opinion of the Debtor’s enterprise value.

Discounted cash flow analysis has been used to determine valuation in many chapter 11 cases. See, e.g., In re Zenith Elecs. Corp., 241 B.R. 92, 103-05 (Bankr.D.Del. 1999); and In re Cellular Information Systems, Inc., 171 B.R. 926, 930-37 (Bankr.S.D.N.Y. 1994). Newman’s numerous subjective adjustments to the analysis stray too far from the generally accepted method of determining the discount rate. Therefore, I will rely on Derrough’s more straight forward determination of the discount rate.

Newman determined the terminal value in his discounted cash flow analysis by using the same adjusted EBITDA multiple as used in his comparable company analysis (i.e., 5.0x to 6.0x). Derrough, however, used the actual multiple which he derived from his comparable company analysis. Again, Newman’s terminal value multiple was adjusted, causing his calculation to depart from the standard discounted cash flow methodology.

The Debtor argues that in the final determination of enterprise value, Derrough accorded too much weight to his DCF analysis. Derrough elected to attribute 60% of his total valuation to his DCF analysis. The Debtor argues that a DCF analysis is dependent on a company’s ability to meet long-range projections, in this case the Debtor’s FY 2008 projections. Because the long-range projections are the most speculative and uncertain, and because testimony of the Debtor’s officers showed that the Debtor’s past and current performance has not met the projections in its business plans (see Tr. 10/21/03, pp. 218-19 (Donahue); Tr. 11/1/03, p. 126 (Muhlhauser)), the Debtor argues that Derrough’s strong reliance on his DCF is misplaced.

Courts often rely upon DCF analyses in valuing reorganizing debtors. I conclude that it is appropriate to consider DCF when determining such value and no less weight should be accorded to DCF because it relies upon projections. When other helpful valuation analyses are available, as in this case, each method should be weighed and then all methods should be considered together.

D.	Valuation Summary.

There are many approaches to valuation, but value “gathers its meaning in a particular situation from the purpose for which a valuation is being made.” 7 COLLIER ON BANKRUPTCY §1129.06[2], at 1129-154 (15th ed. rev. 2003) quoting Group of Institutional Investors v. Chicago, Milwaukee, St. Paul & Pacific R.R. Co., 318 U.S. 523, 540, 63 S.Ct. 727, 738, 87 L.Ed. 959, 994 (1943). The Supreme Court has held that a reorganized debtor’s value should be based upon earning capacity. Consolidated Rock Products Co. v. Du Bois, 312 U.S. 510, 526, 61 S.Ct. 675, 685, 85 L.Ed. 982 (1941)(“The criterion of earning capacity is the essential one if the enterprise is to be freed from the heavy hand of past errors, miscalculations or disaster, and if the allocation of securities among the various claimants is to be fair and equitable.”) As discussed in a leading treatise, this view was “not a rejection of the market; rather, this reflected a notion that markets undervalued entities in bankruptcy, and that the taint of the proceeding would adversely affect what someone would pay.” 7 COLLIER ON BANKRUPTCY §1129.06[2][a], at 129-155 (15th ed. rev. 2003). The Third Circuit Court of Appeals also agreed with this approach, writing:

That argument [that market value should not be used] has considerable force when the securities in issue represent equity in, or long term interest bearing obligations of, a reorganized debtor. In such cases, the market value of the security will depend upon the investing public’s perception of the future prospects of the enterprise. That perception may well be unduly distorted by the recently concluded reorganization and the prospect of lean years for the enterprise in the immediate future. Use of a substitute “reorganization value” may under the circumstances be the only fair means of determining the value of the securities distributed.

Matter of Penn Central Transportation Co., 596 F.2d 1102, 1115-16 (3d Cir. 1979). Collier’s notes that “modern finance has caught up with” the Supreme Court’s directions in Consolidated Rock by providing courts with valuation methodologies that focus upon earning capacity, such as the comparable company analysis and the discounted cash flow analysis used in this case. 7 COLLIER ON BANKRUPTCY §1129.06[2][a], at 1129-156 (15th ed. rev. 2003); Pantaleo, supra. n. 29, at 420-21.

The stated purpose for Newman’s numerous adjustments to the valuation methodologies were to bring value calculations in line with current market value. This is not appropriate when seeking to value securities of a reorganized debtor since the “taint” of bankruptcy will cause the market to undervalue the securities and future earning capacity of the Debtor. See Penn Central, 596 F.2d at 1115-16. The more appropriate method, in this instance, is a straight forward application of the valuation methodologies to arrive at a better understanding of whether the Debtor’s Plan treats creditors fairly and equitably.

E.	Valuation Conclusion.

The Debtor advocates an enterprise value in the range of $950 million to $1.050 billion; the Creditors Committee advocates a range of $1.5 billion to $1.7 billion. After considering the various methods employed by the experts and their resultant valuations, the competing incentives of the parties to either overvalue or undervalue the company, and the extensive, divergent evidence offered in support of valuation, and consistent with the above analysis of all of these, I determine the Debtor’s enterprise value to be in the range of $1.4 billion to $1.6 billion.

3.	Proposed Settlement of the Adversary Proceeding.

The Creditors Committee and other objecting parties argue that the Debtor’s Plan cannot be confirmed because a key element of the Plan is the settlement of the Creditors Committee’s

Adversary Proceeding by including a broad release of claims related to the Prepetition Credit Facility (see Article X of the Debtor’s Plan) in exchange for a distribution to the General Unsecured Creditors in the maximum amount of $8.5 million. The Creditors Committee and Smith Management argue that the proposed settlement (i) was made by the Debtor, who is not a party to the litigation and has no standing or right to settle the litigation; and (ii) falls far below the “range of reasonableness” for settlement of the Adversary Proceeding.

A plan may include a provision that settles or adjusts any claim belonging to the debtor or the estate. 11 U.S.C. §1123(b)(3)(A). See also Protective Comm. For Independent Stockholders of TMT Trailer Ferry, Inc. v. Anderson, 390 U.S. 414, 424, 88 S.Ct. 1157, 1163, 20 L.Ed.2d 1 (1968)(“Compromises are ‘a normal part of the process of reorganization.’”)(citations omitted). The unsecured creditors, however, argue that the Debtor does not have standing or authority to control and settle the Adversary Proceeding. The unsecured creditors draw attention to the Stipulation and Consent Order signed by the Debtor, in which it waived all claims against the Prepetition Lenders in exchange for debtor-in-possession financing, and ceded authority to the Creditors Committee and the investors to pursue claims against the Prepetition Lenders. Order (Consent) Approving Stipulation, Docket #1174 (November 29, 2002). Because the Debtor did not reserve any rights with respect to the claims, the unsecured creditors argue that the Debtor gave up any right to settle, dismiss or participate in the litigation.

The unsecured creditors also argue that allowing the Debtor to control and settle the Adversary Proceeding directly contravenes the purpose and ruling of the Third Circuit’s recent decision Official Comm. of Unsecured Creditors v. Chinery (In re Cybergenics Corp.), 330 F.3d 548 (3d Cir. 2003), in which the Court determined that the Bankruptcy Code allowed a creditors committee to bring a derivative avoidance action on behalf of the Debtor’s estate.

The Debtor argues that other courts have determined that a plan may include a proposed settlement that is not the result of arms-length negotiations with the opposing party as long as the proposed settlement is fair and equitable. See Matter of Texas Extrusion, 844 F.2d 1142 (5th Cir. 1988)(The Fifth Circuit Court of Appeals decided that the Bankruptcy Court did not abuse its discretion in approving a joint plan filed by a secured creditor and the creditors committee that included a settlement of the debtor’s action against the secured creditor); In re BBL Group, Inc., 205 B.R. 625 (Bankr.N.D.Ala. 1996)(The court held that the proposed settlement of a state court action between the debtor and secured creditor included in the secured creditor’s proposed plan was fair and equitable); Cellular Info. Sys., 171 B.R. 926 (The court held that the secured creditor’s plan could include settlement of the debtor’s lender liability lawsuit against the secured creditor that was negotiated with the creditors committee and not the debtor); and In re Allegheny Int’l, Inc., 118 B.R. 282 (Bankr.W.D.Pa. 1990)(The court determined that the debtor’s proposed settlement of an adversary proceeding brought by the creditors committee and equity committee against the secured lenders was fair and equitable and could be approved as part of the debtor’s proposed plan; this settlement was the result of negotiations among the debtor, banks, and creditors committee, although objected to by the equity committee).

After examination of the plain language of §1123(b)(3)(A) and upon review of the relevant decisional law on the issue, I conclude that §1123(b)(3)(A) authorizes the Debtor to propose a settlement of the Creditors Committee’s Adversary Proceeding in its plan. However, it is the “duty of the Bankruptcy Court to determine that a proposed compromise forming part of a reorganization plan is fair and equitable.” Cellular Info. Sys., 171 B.R. at 947-48 quoting TMT

Trailer Ferry, 390 U.S. at 424, 88 S.Ct. at 1163. Further, “the Court must reach an ‘informed, independent judgment’ supported by the factual background underlying the litigation and bankruptcy.” Allegheny, 118 B.R. at 309 quoting In re Texaco, Inc., 84 B.R. 893, 901 (Bankr.S.D.N.Y. 1988).

The Third Circuit has instructed that the Court should consider four factors in deciding whether to approve a settlement: (1) the probability of success in litigation, (2) the likely difficulties in collection, (3) the complexity of the litigation involved, and the expense, inconvenience and delay necessarily attending it; and (4) the paramount interest of the creditors. In re RFE Industries, Inc., 283 F.3d 159, 165 (3d Cir. 2002). When considering a settlement in the context of a plan of reorganization, other bankruptcy courts have also applied the following criteria:

(1)	The balance between the likelihood of plaintiff’s or defendant’s success should the case go to trial vis a vis the concrete present and future benefits held forth by the settlement without the expense and delay of a trial and subsequent appellate procedures.

(2)	The prospect of complex and protracted litigation if the settlement is not approved.

(3)	The proportion of the class members who do not object or who affirmatively support the proposed settlement.

(4)	The competency and experience of counsel who support the settlement.

(5)	The relative benefits to be received by individuals or groups within the class.

(6)	The nature and breadth of releases to be obtained by the directors and officers as a result of a settlement.

(7)	The extent to which the settlement is truly the product of “arms-length” bargaining, and not of fraud or collusion.

Texaco, 84 B.R. at 902. See also Allegheny, 118 B.R. at 310 (adopting the foregoing Texaco criteria). Upon consideration of the foregoing factors, and for the reasons set forth below, I conclude that the Plan’s proposed settlement of the Adversary Proceeding is not fair and equitable to the general unsecured creditors.

(1)	Probability of success on the merits.

In evaluating this aspect of the proposed settlement, the Court’s task is not to “decide the numerous questions of law and fact raised by [objections] but rather to canvass the issues to see whether the settlement fall[s] below the lowest point in the range of reasonableness.” In re Neshaminy Office Bldg. Assoc., 62 B.R. 798, 803 (E.D.Pa. 1986) quoting In re W.T. Grant Co., 699 F.2d 599, 608 (2d Cir. 1983). See also Cellular Info. Sys., 171 B.R. at 950.

Briefly, the challenged transactions involve the following: In 1997, the Prepetition Lenders established a $650 million credit facility for Exide and its borrowing subsidiaries (the “Exide Group”). In 2000, a further loan of $250 million was used to finance the acquisition of a competitor — GNB. In exchange for the financing, the members of the Exide Group granted additional collateral and guarantees. The effect of the transaction, the plaintiffs allege, was to increase significantly the Prepetition Lenders’ control over the Exide Group. After the GNB transaction closed, Exide’s financial condition deteriorated rapidly. On or about October 26, 2001, at the direction of the Prepetition Lenders, Exide replaced its chief financial officer with a principal of J.A. & A. Services, LLL, an affiliate of Alix Partners, LLC. Shortly thereafter, the parties amended the loan documents to suspend, temporarily, compliance with certain financial covenants in return for the granting of liens on all of the Exide foreign subsidiaries’ assets and capital stock (the “Second Amendment”).

On December 28, 2001, the parties entered into a third amendment to the loan agreement pursuant to which the Prepetition Lenders agreed to forbear for a period of time just days longer than the 90-day preference period (the “Third Amendment”). Additional collateral and guarantees were given by Exide and certain subsidiaries to the Prepetition Lenders just outside of the 90-day non-insider preference period. During the period in which these amendments were being negotiated and executed, it is alleged that the Debtor suffered massive losses and became more insolvent.

Part of the basic premise of the Amended Complaint is that the Second and Third Amendments were a series of “asset-grabbing” transactions by the Prepetition Lenders on the eve of the Debtor’s bankruptcy filing, without providing anything of real value in return, to the detriment of the unsecured creditors. The unsecured creditors allege that these transactions were undertaken at a time when the Debtor was insolvent and planning its inevitable bankruptcy under the insider control of the Prepetition Lenders’ agents, Credit Suisse First Boston (“CSFB”) and Solomon Smith Barney (“SSB”). The Amended Complaint avers a series of claims that seek to have these transfers avoided and equitably subordinated as preferential and/or fraudulent, under both intentional and constructive fraud theories, and that the conduct constitutes aiding and abetting the breaches of fiduciary duties of Exide’s management, and asserts a claim of deepening insolvency.

I am familiar with the background and the alleged facts underlying the Adversary Proceeding by virtue of my decision on the Prepetition Lenders’ motion to dismiss the complaint which I decided by Memorandum and Order dated August 21, 2003. See Official Comm. of Unsecured Creditors v. Credit Suisse First Boston (In re Exide Technologies, Inc.), 299 B.R. 732 (Bankr.D.Del. 2003). Prior to that decision, I permitted limited discovery. Since that decision, the parties have resumed discovery. In addition, the Court approved a separate discovery schedule in connection with the Confirmation Hearing. The Creditors Committee argues that the

Debtor and Prepetition Lenders have engaged in efforts to delay or preclude the Committee from engaging in any meaningful discovery, such as (i) by “dumping” no fewer than 147 boxes of documents on the Committee between October 1, 2003 (the scheduled date for conclusion of document productions) and October 16, 2003 (more than a week after depositions had begun and less than one week before the start of the Confirmation Hearing), thereby preventing the Committee from any meaningful evaluation of the contents of the boxes; (ii) by withholding important documents under “suspicious claims of privilege;” (iii) by precluding meaningful deposition discovery with witnesses who were unprepared or the wrong designees.

The Debtor and CSFB presented evidence at the Confirmation Hearing that the Debtor was solvent at the time of the GNB transaction in 2000. (See Expert Report of Keith Bockus, Ex. D-84, and Expert Report of Alan M. Pfeiffer, Ex. B-81). This fact alone, even if true, will not extinguish other claims in the Adversary Proceeding, particularly with respect to the allegations regarding the transfers of collateral pursuant to the Second and Third Amendments. The Debtor also presented the testimony of Lisa Donahue, the Debtor’s Chief Restructuring Officer and former Chief Financial Officer at the time of the Second and Third Amendments, to support their position that the Prepetition Lenders did not unduly influence the granting of additional collateral and timing of the Debtor’s bankruptcy filing. However, the Creditors Committee challenges Ms. Donahue’s testimony regarding the timing of the bankruptcy filing. Even if the Debtor’s and the Prepetition Lenders’ pre-bankruptcy machinations were not driven entirely by events, the timing of which were beyond their control, the Creditors Committee clearly continues to face numerous hurdles toward proving its allegations. Overall, I conclude that the evidence presented is inconclusive as to the likelihood of the plaintiff’s or the defendants’ success on the merits of the the Adversary Proceeding should it go to trial. Because the Debtor has failed to demonstrate that the Creditors Committee is not likely to succeed at trial, this factor weighs against approval of the settlement.

(2)	The likely difficulties in collection.

Despite the arguments of the Debtor to the contrary, this factor does not weigh in favor of approving the settlement.34 First, there was no evidence that any monetary award would be uncollectible; moreover, any money judgment in favor of the Creditors Committee might be setoff against the Prepetition Lenders’ secured claim, which is asserted to be in an amount in excess of $700 million. If the Creditors Committee succeeds in its equitable subordination claim, and the relief awarded involved readjusting the priority of the Prepetition Lenders’ liens, no collection efforts may be necessary.

(3)	The complexity of the litigation involved and the expense, inconvenience and delay necessarily attending it.

This factor clearly weights in favor in settlement. There is no doubt that this litigation involves complex issues on a variety of topics that will require costly and time-consuming discovery in addition to a potentially lengthy trial, possibly delaying the Debtor’s exit from chapter 11.

(4)	The paramount interest of the creditors.

The unsecured creditors voted overwhelmingly to reject the Debtor’s Plan; this evidences a

[34]	The Debtor’s argument on this factor, in part, asserted that difficulty in collection was tied to the likelihood of success factor. The Debtor argues that, because there is no evidence to substantiate the claims in the Adversary Proceeding, the Creditors Committee’s likely recovery, if any, would be minimal and, further, there would be no funds available to pay the unsecured creditors’ minimal judgment after payment of the large amount of secured and priority claims against the Debtor. I reject this approach.

resounding rejection of the proposed settlement, a key component of the Plan.35 An important element in many of the cases in which courts approved plan settlements that had not been negotiated with the opposing party is that the settlements were negotiated with and/or supported by the Creditors Committee, while the party opposing settlement was typically the debtor or an equity holder. See Texas Extrusion, 844 F.2d at 1149 (Plan which included proposed settlement was filed jointly by the secured creditor and the Creditors Committee); BBL Group, 205 B.R. at 630 (All creditors voted in favor of the plan); Cellular Info. Sys., 171 B.R. at 947 (Proposed settlement was negotiated with Creditors Committee); and Allegheny Int’l 7, 118 B.R. at 309 (Proposed settlement had the support of the Creditors Committee). Unsecured creditors are not voluntary investors in the Debtor and their position on the settlement, under these circumstances, is entitled to substantial weight.

The Creditors Committee argues that its lawsuit potentially could offset the Prepetition Lenders’ secured claim in an amount between the high end of $500 million, if it is successful on its argument that the pledge of Exide Holding Europe SA (“EHE”) stock was defective, to a minimum amount of $78.6 million, if its success is limited to avoiding the grants of collateral made in connection with the Second and Third Amendments. {See Creditors Committee Post-trial Brief Regarding Settlement of the Adversary Proceeding, Docket #3098, at 39-41). Even assuming, without deciding, that the Creditors Committee’s “high end” projections are overly optimistic, the offer of no more than $8.5 million by the Prepetition Lenders to the unsecured creditors in settlement of this matter is below the lowest range of reasonableness, particularly in light of the enterprise value of the Debtor.36 Accordingly, this factor weighs heavily against approval of the settlement.

[35]	As shown by the Plan Voting Report, 71.82% in number and 96.14% in amount of the general unsecured creditors voted against the Plan.

[36]	Indeed, at the confirmation hearing, the proposed settlement was described as a “tip, a simple token or gesture for people to come on board with a plan to make it consensual” (Tr. 11/1/03, pp. 215-16) in the deposition testimony of Todd Arden, Director of Angelo Gordon & Company, L.P., that was read into the record. Angelo Gordon & Company, L.P. is an investment firm which purchased part of the Prepetition Lender debt.

The only factor that weighs in favor of approving the settlement is the complexity of issues and cost and delay that will likely result from the continuation of the lawsuit. These elements are present in most litigation, do not outweigh the other factors under these circumstances, and do not form a sufficient basis for approval of the settlement proposed in the Debtor’s Plan.

(5)	The Texaco Factors.

Similarly, viewing the Adversary Proceeding in light of the seven factors set forth in Texaco, supra., also supports the conclusion that the proposed settlement should not be approved. Again, the only factor that weighs in favor of settlement is #2 (the prospect of complex and protracted litigation if the settlement is not approved). With respect to factor #4 (the competency and experience of counsel who support the settlement), competent and experienced counsel are present on both sides of the issue.

The remaining Texaco factors weigh against approval. First, the minimal amount offered in settlement does not provide any benefit that outweighs the cost and delay of going forward, especially since it is too early to judge the likelihood of success on the merits. As discussed above, over 71 % in number and over 96% in amount of general unsecured claims voted against the Debtor’s Plan. The individual general unsecured creditors would not receive much benefit from the proposed settlement since it provides only 1.4% recovery for unsecured creditors. (See Disclosure Statement, pp. 4-6). The nature and breadth of the Plan’s releases of the Debtor, its management, and the

Prepetition Lenders is not permissible, as discussed infra. Finally, the proposed settlement was not the result of arms-length bargaining with the unsecured creditors, who are the plaintiffs in the action and are directly affected by it. Instead, it is the result of discussions between the Prepetition Lenders and the Debtor only.

For all of the foregoing reasons, I conclude that the proposed settlement of the Adversary Proceeding is not fair and equitable, not in the paramount interest of creditors, and should not be approved.

4.	The Proposed Release and Injunction Provisions.

The Creditors Committee, Smith Management and others object to the provisions in Article X of the Debtor’s Plan (“Release, Injunctive and Related Provisions”), which release and enjoin various claims and causes of action against the “Releasees,” arguing that the provisions (i) violate §524(e) of the Bankruptcy Code; (ii) include releases of third parties (i.e., the Prepetition Lenders and the Debtor’s officers and directors) who have not provided value for the releases, and (iii) are not consensual. The term “Releasees” is defined in Section I.B.131 of the Plan as meaning “the Debtor and their Affiliates, the Reorganized Debtor and each of their Affiliates, the Creditors Committee, the Equity Committee, the Agent, the Option A Electors and all officers, directors, members, employees, attorneys, financial advisors, accountants, investment bankers, agents and representatives of each of the foregoing, whether current or former, in each case in their capacity as such, and only if serving in such capacity on the Initial Petition Date or thereafter.”

In Zenith, Judge Walrath held that, notwithstanding §524(e), a plan may provide for releases by a Debtor of non-debtor third parties under certain limited circumstances, after consideration of five factors:

(1)	the identity of interest between the debtor and the third party, such that a suit against the non-debtor is, in essence, a suit against the debtor or will deplete assets of the estate;

(2)	substantial contribution by the non-debtor of assets to the reorganization;

(3)	the essential nature of the injunction to the reorganization to the extent that, without the injunction, there is little likelihood of success;

(4)	an agreement by a substantial majority of creditors to support the injunction, specifically if the impacted class or classes “overwhelmingly” votes to accept the plan; and

(5)	provision in the plan for payment of all or substantially all of the claims of the class or classes affected by the injunction.

Zenith, 241 B.R. at 110 citing Master Mortgage Inv. Fund, Inc., 168 B.R. 930,937 (Bankr.W.D.Mo. 1994). The Master Mortgage Court recognized that these factors are neither exclusive nor are they a list of conjunctive requirements. Master Mortgage, 168 B.R. at 935. Instead, they are helpful in weighing the equities of the particular case after a fact-specific review. Id.

On the other hand, non-consensual releases by a non-debtor of other non-debtor third parties are to be granted only in “extraordinary cases.” Genesis Health Ventures, 266 B.R. at 608 citing Gilbert v. Continental Airlines (In re Continental Airlines), 203 F.3d 203, 212 (3d Cir. 2000). In Continental, the Third Circuit did “not establish a rule regarding conditions under which non-debtor releases and permanent injunctions are appropriate or permissible” (203 F.3d at 214), but determined that the non-consensual release of a non-debtor party in Continental’s plan did “not pass muster under even the most flexible tests for the validity of non-debtor releases. The hallmarks of permissible non-consensual releases — fairness, necessity to the reorganization, and specific factual finding to support these conclusion — are all absent here.” Id.

(a)	The Release Provisions.

Article X contains two “release” provisions. First, Article X.B. entitled “Releases by the Debtors,” provides for a broad release by the Debtor and the Reorganized Debtor of the Releasees

from all claims, causes of action, etc. arising before or after the Effective Date of the Plan relating to or arising from:

(a) the Prepetition Credit Facility, including but not limited to the negotiation, formulation, preparation, administration, execution, and enforcement thereof, and any payment received by the lenders thereunder, (b) any guaranty arising under the Prepetition Credit Facility, (c) any liens, pledges, or collateral of any kind and (d) any of the other loan documents referred to in the Prepetition Credit Facility or any other documents contemplated thereby or therein or the transactions contemplated thereby or therein or any action taken or omitted to be taken by the Agent under or in connection with any of the foregoing;....

Debtor’s Fourth Amended Joint Plan Of Reorganization, Section X.B.

Second, Article X.C., entitled “Releases by Holders of Claims” provides for a release by any Holder of a Claim who has accepted the Plan of each “Releasee” from pre-confirmation claims (including derivative claims asserted on behalf of Exide) relating to:

(t) the purchase or sale...of any security of any Debtor, (u) the Chapter 11 Cases, (v) the negotiation, formulation and preparation of the Plan or any related agreements, instruments or other documents, (w) the Prepetition Credit Facility, including, but not limited to the negotiation, formulation, preparation, administration, execution, and enforcement thereof, and any payments received by such Lenders, (x) any guaranty arising under the Prepetition Credit Facility, (y) any liens, pledges, or collateral of any kind and (z) any of the other loan documents referred to in the Prepetition Credit Facility or any other documents contemplated thereby or therein or the transactions contemplated thereby or therein or any action taken or omitted by the Agent under or in connection with any of the foregoing.

Debtor’s Fourth Amended Joint Plan Of Reorganization, Section X.C.

The effect of the “Release by Debtors” provision (Section X.B.) would, among other things, bar continuation of the Creditors Committee’s Adversary Proceeding, since the majority of those claims are derivative. To determine whether the release is fair, it is appropriate to consider the Zenith factors to determine whether the equities weigh in favor of approval.

The Debtor, relying on its enterprise valuation, argues that the “Option A Electors” have provided significant value to the reorganization by voluntarily waiving their rights and agreeing to convert their claims — whether secured by domestic or foreign assets — to equity in the Reorganized Debtor. The Debtor’s position is that these lenders will receive only a partial recovery of their claims, yet at the same time the lenders have agreed to reallocate assets to establish the fund for general unsecured creditors. Because the Debtor believes that their Plan could not be implemented absent such agreement, they argue that the Option A Electors have satisfied factors (1), (2) and (3) of the Zenith test. The unsecured creditors, however, argue that the Option A Electors have not provided any significant value in exchange for the Release Provision because they will recover more than 100% of their claims and, therefore, factors (2), (4) and (5) weigh against approval of the Release.

As discussed supra., I have determined that the enterprise value is greater than the amount of the Prepetition Lenders claims. Therefore, the fund set aside for the general unsecured creditors should not be considered a “substantial contribution” of assets by the lenders to unsecured creditors in exchange for the Release. I cannot conclude, therefore, that the Option A Electors’ agreement constitutes fair consideration to the unsecured creditors in exchange for the broad Release. The equities do not weigh in favor of approving the inclusion of the Option A Electors in the “Release by Debtors” provision.

Neither do the equities weigh in favor of including the Debtor’s officers, directors, and professionals as part of the Debtor’s release. The Zenith Court decided that the officers and directors provided a substantial contribution to the reorganization “by designing and implementing the operational restructuring and negotiating the financial restructuring.” Zenith, 241 B.R. at 111. Here, the Debtor cited to testimony of Craig Mulhauser, its CEO, and Lisa Donahue, its Chief Restructuring Officer, to evidence the efforts by the officers and directors to preserve the value of the Debtor and design the restructuring and exit financing. See Debtor’s Post-hearing Brief, p. 109-110. The Release of the officers, directors and others in this case is not limited to post-petition actions, but also includes a release of prepetition conduct.

In Genesis Health Ventures, the court considered a release of officers and directors that included prepetition conduct. Using the five-part test in Zenith, the Genesis Health Ventures Court rejected the release, finding that (i) the officers’ and directors’ restructuring efforts, for which they were otherwise compensated, did not satisfy the requirement that they contribute “assets” to the reorganization; and (ii) although the Court understood that the debtor desired to retain current management, there was no evidence that the release was necessary for the success of the reorganization. Genesis Health Ventures, 266 B.R. at 606-07. The Court wrote that “the rationale offered does not support a release of Debtor’s management for prepetition conduct.” Id. at 607.

Applying the five-part Zenith test to the Release of the officers, directors and others for prepetition conduct in this case, I conclude that the equities do not weigh in favor of approving a release of their prepetition conduct. While the contributions of the officers, directors and others may be meaningful, especially in a chapter 11 as contentious as this, the majority of unsecured creditors do not support the injunction and the Debtor’s Plan provides only for a minimal payment of claims of the class affected by the injunction.37

[37]	I do not hold here that the price of a release of officers, directors and others must always involve the contribution of tangible “assets” or that efforts alone of officers and directors are never sufficient to warrant such a release. In this matter, the unsecured creditors’ overwhelming opposition to the proposed settlement, combined with the Debtors’ undervaluation of its worth and the minimal distribution to unsecured creditors, all make the proposed releases inappropriate. I note also that upon presentation of a consensual plan, in the absence of objection to the release/injunction provisions, or upon a more meaningful distribution to unsecured creditors, the Court may, appropriately, view such provisions in a different light.

The “Releases by Holders of Claims” provision applies release both pre- and post-petition claims against the Releasees, but it binds only those creditors and equity holders who accept the terms of the Plan. Because it is consensual, there is no need to consider the Zenith factors.

(2)	The Exculpation Provision.

Article X contains an “Exculpation” provision that provides as follows:

The Releasees shall neither have nor incur any liability to any Person or Entity for any pre or post-petition act taken or omitted to be taken in connection with, or related to the formulation, negotiation, preparation, dissemination, implementation, administration, Confirmation or Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other pre or post-petition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtor, provided, however, that the foregoing provision of this Article X.E shall have no effect on the liability of any Person or Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct.

Debtor’s Fourth Amended Joint Plan of Reorganization, Section X.E. (the “Exculpation Provision”).

Although the Debtor argues that the Exculpation Provision is similar to that approved by the Third Circuit Court of Appeals in PWS Holding Corp., 228 F.3d 224 (3d Cir. 2000), the Exculpation Provision included in the Debtor’s Plan is far more broad. The PWS Court wrote that the release provision in issue there “releases Committee members and professionals who provided services after the petition date from certain liability for their work in the reorganization...it does not eliminate liability but rather limits it to willful misconduct or gross negligence.” PWS, 228 F.3d at 235. The PWS Court held that the release could be included in the Debtor’s confirmation order because it was outside the scope of §524(e) and correctly set forth the applicable standard of liability for under §1103(c).38 Id. at 246-47.

[38]	The PWS Court determined that other cases had interpreted §1103(c) to grant a limited immunity to committee members. PWS, 228 F.3d at 246 (citing cases).

The Exculpation Provision in the Debtor’s Plan, however, goes beyond the applicable standard of liability that could be read into § 1103. It provides, in part, that the Releasees (which includes parties other than the Debtor, including the Committees, and their officers, directors, professionals, or members, such as the Prepetition Lenders) shall not have any liability for prepetition acts “taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtor.” Thus, the Exculpation Provision can be read to include a release of any claims by third parties against the Prepetition Lenders for their prepetition acts, yet it is not limited to those creditors who have accepted the Plan.39

The Genesis Health Ventures Court suggests that non-consensual releases may be approved only in an “extraordinary” case if all of the following four factors are present: (i) the non-consensual release is necessary to the success of the reorganization; (ii) the releasees have provided a critical financial contribution to the Debtor’s plan; (iii) the releasees’ financial contribution is necessary to make the plan feasible; and (iv) the release is fair to the non-consenting creditors, i.e., whether the non-consenting creditors received reasonable compensation in exchange for the release. See Genesis Health Ventures, 266 B.R. at 607-08.40

As previously discussed in the context of the release provisions, and based upon my conclusion as to the enterprise value of the Debtor, the Option A Electors have not made a

[39]	Smith Management commenced its own lawsuit against the Prepetition Banks on October 14, 2003, seeking declaratory and equitable relief arising out of the Prepetition Banks’ alleged inequitable and bad faith conduct, improper control of the Debtor and breach of the 2.9% Convertible Note Indenture.

[40]	The Zenith Court flatly rejected inclusion of a non-consensual release in a chapter 11 plan. Zenith, 241 B.R. at 111. However, Zenith was decided prior to the Third Circuit Court of Appeal’s decision in Continental.

substantial contribution to the unsecured creditors in return for Release; consequently, their alleged contribution also cannot be found to be fair consideration for a non-consensual release. Further, the Exculpation Provision also binds, without their consent, unsecured creditors in Class P5 (the Convertible 2.9% Notes) and equity holders in Class P6 (Equity Interests), who will not receive any distribution under the Plan. The Exculpation Provision also fails for lack of consideration to these parties.

(3)	The Subordination Injunction and Injunction Provisions.

Finally, there are also two injunction sections in Article X. Section X.A. regarding “Subordination” provides:

The classification and manner of satisfying all Claims and Equity Interests and the respective distributions and treatments hereunder take into account and/or conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant hereto. The Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Persons and Entities from enforcing or attempting to enforce any such contractual, legal and equitable subordination rights satisfied, compromised and settled in this manner.

See The Debtor’s Fourth Amended Joint Plan Of Reorganization, Section X.A. (the “Subordination Injunction”).41

Section X.H., entitled “Injunction,” sets forth the following:

[41]	On December 1, 2003, the Creditors Committee filed a motion seeking permission to commence an adversary action on behalf of the Debtor’s estate against R2 Investments LDC and R2 Top Hat, Ltd. and affiliated entities (collectively, R2)(Docket #3261)(the “R2 Motion”), to which the Debtor, R2 and the Prepetition Lenders all objected on various grounds. After preliminary consideration of the R2 Motion at the scheduled omnibus hearing on December 18, 2003, I decided to defer further consideration of the R2 Motion until the January 22, 2004 omnibus hearing date. As the objectors point out in their opposition to the R2 Motion, the Creditors Committee challenged R2’s conduct in its Supplemental Objection to Confirmation (Docket #3017). Any equitable subordination claim against R2 (as well as against the Prepetition Lenders) would be foreclosed by confirmation of this Plan.

Except as otherwise provided herein, from and after the Effective Date, all Holders of Claims or Equity Interests shall be permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any Claim, Equity Interest, obligation, debt, right, Cause of Action, remedy or liability or any other claim or cause of action released or to be released pursuant hereto.

Debtor’s Fourth Amended Joint Plan of Reorganization, Section X.H. (the “General Injunction”).

Similar to the Exculpation Provision, the Subordination Injunction furthers the non-consensual release of claims against non-debtor third-parties. It cannot be approved for the same reason that the Exculpation Provision fails: there is no evidence that any value has been given to creditors or equity holders in exchange for the Subordination Injunction or that the Subordination Injunction is necessary for the Plan’s success. The creditors have rejected this Plan and, as stated above, there has not, as yet, been any demonstration that there exist circumstances to justify approval over such rejection. Therefore, the Subordination Injunction cannot be approved.

The General Injunction prevents creditors and equity holders from bringing an action against a Releasee on any claims “released or to be released” in the Debtor’s Plan. Because the General Injunction incorporates all claims released in the Release and the Exculpation Provision, which I have determined cannot be approved, the General Injunction, likewise, cannot be approved.42

5.	Unfair Discrimination.

The Creditors Committee argues that the Debtor’s Plan unfairly discriminates in its treatment of unsecured creditors and violates Bankruptcy Code §§1123(a)(4), 1129(a)(l) and 1129(b)(l).

[42]	Furthermore, Section V.H of the Debtor’s Plan, entitled “Dismissal of Creditors Committee Adversary Proceeding and Other Plan Settlements” provides “In addition to the general injunction set forth in Article X.H. hereof, from and after the Effective Date, the Creditors Committee, R2 Investments, LDC and each Holder of General Unsecured Claims and 2.9% Convertible Note Claims shall be permanently enjoined from continuing in any manner the Creditors Committee Adversary Proceeding.” For the same reasons set forth above, this non-consensual injunction is also rejected.

Similarly, Smith Management and HSBC Bank argue that any settlement or reallocation must be distributed equally among all unsecured creditors.

The Plan provides for different treatment among three categories of unsecured claims: the general unsecured creditors (Class P4-A), who will share a “cash pool” in the amount of $4.4 million, the 10% Senior Noteholders (Class P4-B), who will receive equivalent payment in the form of restricted common stock in New Exide, and the 2.9% Convertible Note Claims (Class P5), who will not receive any distribution.

The Debtor claims that the disparate treatment of unsecured creditors is permissible because the payments result from the Prepetition Lenders’ agreement to redistribute $8.5 million of their recovery to pay the general unsecured creditors and 10% Senior Noteholders. This theory stems from the Debtor’s position throughout this process that the Debtor’s enterprise value is not sufficient to pay the Prepetition Lenders’ claims in full. Therefore, the Debtor argues, the only way in which unsecured creditors can receive any recovery is through the Prepetition Lenders’ voluntary agreement to allocate a portion of their recovery to the unsecured creditors as part of the consideration for settlement of the Adversary Proceeding. Further, the Debtor argues that other courts have permitted senior creditors to allocate part of their recovery to certain creditors while excluding others. See Official Unsecured Creditors Committee v. Stern (In re SPM Mfg. Corp.), 984 F.2d 1305 (1st Cir. 1993); In re MCorp Fin., Inc., 160 B.R. 941 (S.D.Tex. 1993); Genesis Health Ventures, 266 B.R. at 612.

The Debtor correctly indicates that the SPM Court decided that a senior creditor could agree to reallocate the net proceeds from the sale of assets subject to its lien to a junior creditor without regard to the Bankruptcy Code’s priority provisions. SPM, 984 F.2d at 1313 (“The Code does not govern the rights of creditors to transfer or receive nonestate property. While the debtor and the trustee are not allowed to pay nonpriority creditors ahead of priority creditors,...creditors are generally free to do whatever they wish with the bankruptcy dividends they receive, including to share them with other creditors.”) Although SPM was not decided in the context of a chapter 11 plan, courts subsequently have approved chapter 11 plans that included such reallocations. See MCorp, 160 B.R. at 960 (approving a plan in which senior creditors agreed to fund a settlement with a specific junior creditor by reallocating a portion of their recovery); Genesis Health Ventures, (approving a plan in which senior lenders agreed to reallocate a portion of their distribution to certain classes of unsecured creditors). But see Sentry Operating Co. of Texas, Inc., 264 B.R. 850 (Bankr.S.D.Tex. 2001).

I have already concluded that the Plan undervalues the Debtor; therefore, there may be sufficient value to pay the Prepetition Lenders’ claims in full. Accordingly, the distribution to unsecured creditors is not, in fact, a reallocation of the Prepetition Lenders’ recovery, and the Debtor and Prepetition Lenders do not enjoy the unfettered freedom, under the present proposal, to choose which unsecured creditors they wish to pay. Consequently, the Debtor must meet the requirements of § 1129(b) to confirm the Plan over the dissenting creditors — including meeting the requirements that the Plan “does not discriminate unfairly, and is fair and equitable” with respect to each impaired class that has not accepted the plan. §1129(b)(l). As discussed in Genesis Health Ventures:

The concept of unfair discrimination is not defined under the Bankruptcy Code. Various standards have been developed by the courts to test whether or not a plan unfairly discriminates. In re Dow Corning Corp., 244 B.R. 705, 710 (Bankr.E.D.Mich. 1999), aff’d 255 B.R. 445 (E.D.Mich. 2000). The hallmarks of the various tests have been whether there is a reasonable basis for the discrimination, and whether the debtor can confirm and consummate a plan without the proposed discrimination. See, e.g., In re Ambanc La Mesa L.P., 115 F.3d 650, 656 (9th Cir. 1997) cert. denied, 522 U.S. 1110, 118 S.Ct. 1039, 140 L.Ed.2d 105 (1998).

Genesis Health Ventures, 226 B.R. at 611. Therefore, in order to confirm the Plan, the Debtor must show that (i) there is a reasonable basis for the Debtor’s separate classification of the general unsecured creditors, the 10% Senior Noteholders, and the 2.9% Convertible Note Claims; and (ii) that the Debtor cannot confirm a plan absent the separate classification of unsecured claims.

The 2.9% Convertible Note claimants argue that there is no basis for separate classification and disparate treatment of two types of investor claims. Lisa Donahue testified that the Debtor classified the 2.9% Convertible Note Claims separately from the 10% Senior Noteholders because of the subordination provisions contained in the 2.9% Convertible Senior Subordinated Notes (the “2.9% Convertible Notes”). Tr. 10/21/03, pp. 227-28. The 2.9% Convertible Notes contain a provision prohibiting payment while any default exists in the “Senior Indebtedness” (which is defined in Section 1.01 of the Indenture for the 2.9% Convertible Notes as including the 10% Senior Noteholders). See Ex. D-69, Section 4.02.

Although some commentators have argued in favor of limiting a debtor’s ability to discriminate among creditors of the same priority level, they have agreed that discrimination based upon subordination rights is viewed as fair. See Steven M. Abromowitz, et al, Making The Test For Unfair Discrimination More “Fair”: A Proposal, 58 Bus.Law. 83, 107 (Nov. 2002)(Arguing that the case law regarding unjust discrimination is too unpredictable and inconsistent, and proposing an approach postulated by Professor Bruce A. Markell43 which “would prohibit discrimination in amount of recovery subject to two exceptions, enforcing subordination rights and rewarding a

[43]	Bruce A. Markell, A New Perspective on Unfair Discrimination in Chapter 11,12 Am. Bankr.L.J. 227 (1998). Markell’s proposal was adopted by the Sentry Court. Sentry, 264 B.R. at 863-64.

reasonable equivalent contribution in money or money’s worth.”)44 This view would permit the Debtor to discriminate between the 10% Senior Noteholders and the 2.9% Convertible Note Claims.

However, Smith Management and HSBC Bank argue that the subordination provisions in the 2.9% Convertible Notes are not triggered by the Plan’s proposed distribution to unsecured creditors in settlement of the Adversary Proceeding. They rely upon the definition of “Senior Subordinated Obligations” in the Indenture Agreement and argue that a payment made in settlement of litigation does not fall within that definition, which states:

The term “Senior Subordinated Obligations” means any principal of, premium, if any, or interest on the Notes payable pursuant to the terms of the Notes or upon acceleration, including amounts received upon the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise, to the extent relating to the purchase price of the Notes or amounts corresponding to such principal, premium, if any, or interest on the Notes.

Ex. D-69, Section 1.01, p. 29.

Section 4.02(a) of the 2.9% Convertible Notes, however, provides:

No direct or indirect payment by or on behalf of the Company of Senior

[44]	The argument to limit discrimination to cases involving subordination or contribution was not accepted by all members of the “Committee on Bankruptcy and Corporate Reorganization of the Association of the Bar of the City of New York,” which authored the Abramowitz article. Some members dissented from the proposal, stating

The Supreme Court has emphasized that “policies of flexibility and equity [are] built into Chapter 11 of the Bankruptcy Code” because the “fundamental purpose” of Chapter 11 is “to prevent a debtor from going into liquidation, with an attendant loss of jobs and possible misuse of economic resources.” NLRB v. Bildisco & Bildisco, 465 U.S. 513, 525, 528 (1984). The Committee’s view overemphasize the need for commercial predictability in Chapter 11, where courts must often be given “great latitude” in determining “how the equities relate to the success of the reorganization.” Id. at 527. Congress provided bankruptcy courts with such flexibility in reviewing Chapter 11 plans under the standard at issue by permitting a plan to “discriminate” between classes as long as it does not “discriminate unfairly,” without any further statutory delineation of how that requirement must be met.

Abramowitz, at 106 n. 163.

Subordinated Obligations, whether pursuant to the terms of the Notes or upon acceleration or otherwise, shall be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Senior Indebtedness, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Senior Indebtedness.

Ex. D-69, Section 4.02(a), p. 51.

Smith Management and the other holders of the 2.9% Convertible Notes are involved in the bankruptcy case, due to the fact that they are owed payment of the Senior Subordinated Obligations. Any settlement payment, whether made by the Debtor directly or by the Prepetition Lenders as part of the “reallocation” proposed by this Plan, would be paid based on the existence and amount of their Senior Subordinated Obligations claim and would fall within the prohibited payments of Section 4.02(a).45

Because the subordination provisions apply here, it appears that the Debtor’s classification of unsecured claims may, in concept, pass the two-part test of Genesis Health Ventures. However, the Debtor focused its arguments in response to the unfair discrimination objections on the case law allowing secured creditors to reallocate their distribution among any class or classes they may choose. As a result, the current record is insufficient for me to conclude that the separate classification of the general unsecured claims and the investor claims is both reasonable and necessary and does not discriminate unfairly as required by §1129(b)(l).

[45]	Smith Management also argues that the Debtor has no right to enforce the subordination provisions, citing to Krafsur v. Scurlock Permian Corp. (In re El Paso Refinery, L.P.), 171 F.3d 249, 257 (5th cir. 1999) and In re Chicago, South Shore & South Bend R.R., 146 B.R. 421, 427 (Bankr.N.D.Ill. 1992). In those cases, the subordination agreements in issue were inter-creditor agreements regarding lien priorities to which neither the debtor nor the trustee standing in the shoes of the debtor were a party. In contrast, the Indenture Agreement regarding the 2.9% Convertible Notes was issued by Exide so the Debtor is clearly a party to the agreement. These cases are not applicable here.

For all of the reasons set forth above, I conclude that the Debtor’s Plan cannot be confirmed.46

BY THE COURT:

/s/ KEVIN J. CAREY

KEVIN J. CAREY UNITED STATES BANKRUPTCY JUDGE

Dated: December 30, 2003

[46]	Obviously, this case has been a contentious one among the major constituents, in which the parties have chosen, as is their right, to assert vigorously their own economic and strategic interests. On August 1, 2003, the Creditors Committee moved to stay the disclosure and confirmation process (Docket #2118)(the “Stay Motion”), in part, because it maintained that the Debtor had not engaged in any meaningful plan negotiations. At the conclusion of the hearing on the Stay Motion, I denied the Stay Motion, but cautioned the Debtor that if its plan were not confirmed, it was unlikely that I would permit further extension of the exclusive period (without prejudicing any further request in light of other circumstances which might develop).

In an on-the-record conference call with interested counsel on December 16, 2003, the Court was advised that negotiations for a consensual plan were ongoing. No further report to the Court has since been made. Fortunately, the Debtor has managed to obtain extensions of its DIP financing and of the Standstill Agreement deadline, which should afford sufficient time for the parties to reach accord on the terms of a consensual plan.

The initial chapter 11 filing was on April 15, 2002, more than 20 months ago. The record made at the confirmation hearing convinces me that the Debtor is a viable company with a positive outlook for the future, provided it completes the contemplated restructuring of its European business and can achieve the necessary global financial restructuring. It is now time for the parties to develop an agreed exit strategy, failing which, it may become appropriate to consider other alternatives. See, e.g., In re Marvel Entertainment Group, Inc., 140 F.3d 463 (1998).

Unless the Debtor and other interested parties request an earlier hearing or teleconference, the Debtor and other interested parties should be prepared to report to the Court on the status of further plan negotiations at the next omnibus hearing, now set for January 22, 2004.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
EXIDE TECHNOLOGIES, et al.	)	Case No. 02-11125 (KJC)
	)	(Jointly Administered)
Debtors	)
_______________________________________

ORDER

AND NOW, this 30th day of December, 2003, for the reasons given in the accompanying Opinion On Confirmation, it is ORDERED and DECREED that confirmation of the Debtor’s proposed Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code is DENIED.

It is FURTHER ORDERED that a status hearing in the Adversary Proceeding (Adv. No. 03-50134 KJC) will be held on the next omnibus hearing date, January 22, 2004 at 2:00 p.m.

BY THE COURT:

/s/ KEVIN J. CAREY

KEVIN J. CAREY UNITED STATES BANKRUPTCY JUDGE